UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 17, 2010

DEL GLOBAL TECHNOLOGIES CORP.
(Exact name of registrant as specified in its charter)

New York	0-3319	13-1784308
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Pine Aire Drive, Bay Shore, New York		11706
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (631) 231-6400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On May 17, 2010, Del Global Technologies Corp., a New York corporation, (the "Company"), announced that it filed a registration statement on Form S-1 with the Securities and Exchange Commission (the “SEC”) for a rights offering to its existing shareholders.  The rights offering will be made through the distribution of non-transferable subscription rights to purchase shares of the Company’s common stock, par value $0.10 per share, at a subscription price to be determined.  Assuming the rights offering is fully subscribed, the Company will receive gross proceeds of approximately $15 million, less expenses of the rights offering.  The Company filed this rights offering to raise equity capital in a cost-effective manner that gives all of Del Global’s shareholders the opportunity to participate.  The net proceeds will be used for potential working capital needs and general corporate purposes.  The Company may use a portion of the proceeds to acquire or invest in businesses, products and technologies complementary with our existing businesses.  However, we have no current agreements nor are we in serious discussions to acquire or invest in any business, product or technology.

A registration statement relating to these securities has been filed with the SEC but has not yet become effective.  The securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.  The rights will be issued to all shareholders as of a record date which has yet to be determined.  The exercise price of the shares also has yet to be determined.  We will provide notice of the record date and exercise price in the future at such time as it is determined.  This filing shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

A copy of the Press Release dated May 17, 2010 related to the matters set forth herein is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

	Exhibit No.	Exhibits

	99.1	Press Release of Del Global Technologies Corp. dated May 17, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEL GLOBAL TECHNOLOGIES CORP.
(Registrant)

Date: May 17, 2010	By:	/s/ Mark A. Zorko
Mark A. Zorko Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of Del Global Technologies Corp. dated May 17, 2010.